EXHIBIT 99.1

The Genlyte Group Incorporated
10350 Ormsby Park Place, Suite 601
Louisville, KY 40223

Keene Fraudulent Conveyance Case Against Genlyte Will Not Be Further Appealed

Contact:   William G. Ferko, CFO

(502) 420-9502

LOUISVILLE, Ky., July 8, 2004 — Today, the lead attorney for the Keene Creditors Trust, plaintiff in the matter of Lippe et al, Trustees for Keene Creditors Trust vs. Bairnco et al., sent a written confirmation to counsel for The Genlyte Group Inc. that “the Trust will not file a cert petition, ” referring to a Petition for Certiorari in the United States Supreme Court. In effect, therefore, the Trust’s attorney is confirming that the Trust will take no further steps to appeal the decision by the United States Court of Appeals for the Second Circuit affirming the dismissal of the case against all defendants, including Genlyte. The time for filing such a Petition actually expires on August 16, 2004; however, given this confirmation from the Trust’s counsel, it appears that the case is finally concluded, except for the defendants’ claims for “taxable costs” which were awarded to the defendants by the United States District Court at the time the case was dismissed. Genlyte has filed a claim for taxable costs in the approximate amount of $79,000, a hearing on which is scheduled to take place on July 16, 2004.

The Genlyte Group Incorporated (Nasdaq: GLYT) holds a 68% interest in Genlyte Thomas Group LLC, which is a leading manufacturer of lighting fixtures, controls and related products for the commercial, industrial and residential markets. Genlyte Thomas sells products under the major brand names of Capri, Chloride Systems, Crescent, Day-Brite, Gardco, Hadco, Ledalite, Lightolier, Lightolier Controls, Lumec, Shakespeare Composite Structures, Stonco, Thomas, Vari-Lite and Wide-Lite in the United States and Canlyte and Thomas in Canada.

For additional information about Genlyte please refer to the Company’s web site at: http://www.genlyte.com.